Exhibit 99.1

House of Doge Completes Merger with Brag House Holdings and Set to Trade on Nasdaq Under Ticker “HODO”

The official corporate arm of the Dogecoin Foundation is now a publicly traded company, marking the start of its next phase of growth across payments, treasury, tokenization, and professional sports.

MIAMI, June 30, 2026 (GLOBE NEWSWIRE) -- House of Doge Inc. (“House of Doge” or the “Company”) (NASDAQ: HODO), the official corporate arm of the Dogecoin Foundation, today announced the completion of its previously announced merger with Brag House Holdings, Inc. (formerly NASDAQ: TBH). In connection with the closing, the combined company was renamed House of Doge Inc., and its common stock will begin trading on the Nasdaq under the new ticker symbol “HODO” as of July 1, 2026. Following the closing, the Company has approximately 75.9 million shares outstanding.

As a public company, House of Doge gains direct access to the U.S. capital markets to fund and scale its multi-pillar business plan across payments, digital asset treasury management, real-world asset tokenization, and professional sports. Marco Margiotta will continue to lead the combined company as Chief Executive Officer.

“Completing this merger is a defining milestone for House of Doge and for the global Dogecoin community,” said Mr. Margiotta. “As a public company, we now have the visibility, access to capital, and platform to move from foundation-building to execution, bringing Dogecoin further into everyday payments and real-world economic activity.”

The Company intends to distribute a letter to investors through press release next week, providing a comprehensive update on strategic achievements over the past six months and outlining the developmental roadmap for the remainder of 2026.

About House of Doge

House of Doge is the official corporate arm of the Dogecoin Foundation, committed to advancing Dogecoin ($DOGE) as a widely accepted and decentralized global currency. By investing in the necessary infrastructure to integrate Dogecoin into everyday commerce, House of Doge is building secure, scalable, and efficient systems for real-world use. From payments and financial products to real-world asset tokenization and cultural partnerships, House of Doge is leading the next era of crypto utility, where Dogecoin goes beyond the meme and fulfills its mission of Doing Only Good Everyday on a global scale. For more information, visit www.houseofdoge.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements other than statements of historical facts, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning our possible or assumed future results of operations. Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements

Media Contact

House of Doge

Cameron Jordan-Rooney

Marketing Director

Cam@houseofdoge.com